Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "GELTOLOGY INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2010, AT 10:13 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE — DELAWARE

Jeffrey W. Bullock, Secretary of State

4803283 8100

AUTHENTICATION: 7891429

100310586

DATE: 03-25-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:17 AM 03/24/2010
FILED 10:13 AM 03/24/2010
SRV 100310586 - 4803283 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
GELTOLOGY INC.

FIRST: The name of this Corporation is Geltology Inc.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Name: Delaware Intercorp, Inc.
Mailing Address: 113 Barksdale Professional Center,
Newark, DE 19711

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 24th day of March, 2010.

Robin Goldberg

Incorporator: Delaware Intercorp, Inc. by
Robin Goldberg, Secretary